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                                                                   EXHIBIT 23.01

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Plan's Administration Committee
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-91308 on Form S-8 of Citigroup Inc. of our report dated June 27, 2003 relating to the statements of net assets available for plan benefits of the Citibuilder 401(k) Plan for Puerto Rico as of December 31, 2002 and 201, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the Citigroup 401(k) Plan.

/s/ KPMG  LLP

New York, New York
June 30, 2003